Exhibit 5

MASLON EDELMAN BORMAN & BRAND, LLP

June 16, 2014

Cachet Financial Solutions, Inc.
18671 Lake Drive East
Minneapolis, MN 55317

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-195782) (the “Registration Statement”) filed by Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) on May 7, 2014, as subsequently amended on June 2, 2014, and June 16, 2014, in connection with the registration under the Securities Act of 1933 (the “Securities Act”), of an aggregate of up to 9,155,291 shares of the Company’s common stock, consisting of (i) up to 9,000,000 common shares to be issued by the Company (the “Company Shares”) and (ii) up to 155,291 common shares (the “Selling Stockholder Shares”) to be sold by certain selling stockholders of the Company (the “Selling Stockholders”), none of which Selling Stockholder Shares are presently issued and outstanding shares but are instead issuable upon the conversion of outstanding debt securities of the Company.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	The Company’s Amended and Restated Certificate of Incorporation, as certified by the Delaware Secretary of State (the “Current Certificate”);

(2)
The Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Current Bylaws”);

(3)	The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	The preliminary prospectus, dated June 16, 2014, prepared in connection with the Registration Statement (the “Prospectus”);

(5)	The underwriting agreement to be entered into by and among the Company, the Selling Stockholders, Northland Capital Markets, LLC and National Securities Corporation, as underwriters;

(6)
Resolutions of the Company’s Board of Directors (the “Board”) and stockholders relating to the adoption, approval, authorization and/or ratification of (i) the Current Certificate, (ii) the Current Bylaws, (iii) the offering of common stock of the Company contemplated by the Registration Statement and the authorization, issuance and sale of the Company Shares pursuant to the Registration Statement, (vi) the authorization and issuance by the Company of the outstanding Company Shares, (vii) the authorization and issuance by the Company of the Selling Stockholder Shares;

(7)	The agreements and instruments pursuant to which the Selling Stockholder Shares were originally issued or may be issuable;

(8)
A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated of even date herewith, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(9)	A management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, and the due authorization, execution and delivery of all documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

We are admitted to practice law in the State of Minnesota, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, the State of Minnesota and the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance, if not already outstanding, and the delivery of any shares of common stock of the Company, the Registration Statement will have been declared effective under the Securities Act, that the shares of Stock will have been registered under the Securities Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of such shares.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing.

Based upon the foregoing, it is our opinion that:

1.	The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;

2.
The up to 9,000,000 Company Shares to be issued and sold by the Company pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Board, will be validly issued, fully paid and non-assessable; and

3.
The up to 155,291 Selling Stockholder Shares to be issued by the Company upon the conversion of debt securities of the Company and sold by the Selling Stockholders pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be, validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof, and any amendments thereto.  In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

This opinion is intended solely for use in connection with issuance and sale of shares of common stock subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

/s/ Maslon Edelman Borman & Brand, LLP